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Exhibit 10.20

BUNGE GLOBAL MARKETS
DEFERRED COMPENSATION PLAN
FOR CERTAIN EMPLOYEES

1.    Purpose

        The Plan is intended to provide a select group of management and highly compensated employees of the Company the opportunity to defer on an annual basis a portion of their Compensation. Participation in the Plan is voluntary.

2.    Defined Terms

        As used in the Plan, the following terms shall have the indicated meanings:

        "Account" means a bookkeeping account maintained on the books and records of the Company to record Deferred Amounts and credits and debits thereto in accordance with the Plan.

        "Account Value" means the amount reflected on the books and records of the Company as the value of a Participant's Account at any date of determination, as determined in accordance with the Plan.

        "Applicable Maximum" means the maximum amount of Compensation specified by the Committee from time to time that a Participant may elect to defer pursuant to a Deferral Election.

        "Beneficiary" means the beneficiary or beneficiaries designated by a Participant (on such form and in accordance with such rules and procedures as the Committee shall approve) to receive payment of the Participant's Account Value in the event of the Participant's death. A Participant may revoke or change such designation at any time, except that no Beneficiary designation shall be effective unless it is in writing and received by Bunge Limited prior to the date of the Participant's death.

        "Board" means the Board of Directors of Bunge Limited.

        "Bunge Limited" means Bunge Limited, a company organized under the laws of Bermuda.

        "Change in Control" means any of the following:

          (a)   the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of Bunge Limited's common stock then outstanding, but shall not include any such acquisition by any employee benefit plan of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan;

          (b)   consummation after approval by the shareholders of Bunge Limited of either (i) a plan of complete liquidation or dissolution of Bunge Limited or (ii) a merger, amalgamation or consolidation of Bunge Limited with any other corporation, the issuance of voting securities of Bunge Limited in connection with a merger, amalgamation or consolidation of Bunge Limited or sale or other disposition of all or substantially all of the assets of Bunge Limited or the acquisition of assets of another corporation (each, a "Business Combination"), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the common stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Bunge Limited or all or substantially all of Bunge Limited's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the common stock; or

          (c)   the individuals who, as of the effective date of the Plan, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board), cease for any reason to constitute at least a majority of such Board.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Committee" means the committee appointed by the Chief Executive Officer of Bunge Limited to administer the Plan and any other designated deferred compensation plan of Bunge Limited or any Subsidiary.

        "Company" means Bunge Global Markets, a Delaware corporation.

        "Compensation" means the annual base salary and the annual cash bonus paid (or otherwise payable but for a Deferral Election) to a Participant during the applicable Service Period.

        "Deferral Election" means a Participant's annual written election to defer payment of a portion of his Compensation, subject to the terms and conditions of the Plan. The Committee may permit a Participant to make a separate Deferral Election with respect to his base salary and annual cash bonus. Unless the Committee determines otherwise, a Deferral Election shall be irrevocable.

        "Deferral Period" means a period elected in writing by a Participant at the time of his Deferral Election for the voluntary deferral of the Deferred Amounts subject to the election. Unless the Committee determines otherwise, a Deferral Period shall be a period of not less than thirty-six months commencing immediately following the first day of the Service Period to which the Deferral Period relates, except that a Participant's Deferral Period shall end on, and the payment of Deferred Amounts shall commence as soon as practicable following, the Participant's Termination Date.

        "Deferred Amount" means the U.S. dollar amount of Compensation deferred by a Participant pursuant to a Deferral Election. For purposes of the payment provisions of the Plan, Deferred Amount also includes any earnings credited thereon.

        "Election Date" means the date designated by the Committee prior to the commencement of a Service Period as the deadline on which a Deferral Election must be made.

        "Eligible Employee" means an Employee who satisfies the requirements of Section 3(a) of the Plan.

        "Eligibility Limit" means the minimum U.S. dollar amount of annual base salary specified by the Committee from time to time that an Employee must earn in order to qualify as an Eligible Employee in accordance with Section 3(a) of the Plan. The initial Eligibility Limit shall be U.S. $170,000. The Eligibility Limit shall be calculated without regard to Deferral Elections or deferrals under any plan or program of the Company.

        "Employee" means any person employed by the Company and treated as such on the Company's books and records and shall not include (i) any person treated by the Company on its books as an independent contractor or consultant or (ii) any person serving the Company through an agency, consulting firm, payroll service, sub-contractor or other third-party provider.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Minimum Deferral" means the minimum U.S. dollar amount specified by the Committee from time to time that must be deferred pursuant to a Deferral Election.

        "Participant" means an Eligible Employee selected by the Committee to participate in the Plan in accordance with Section 3(a) of the Plan.

        "Payment Election" means an election as to the form and timing of distribution of Deferred Amounts elected in writing by a Participant at the time of his corresponding Deferral Election. Unless the Committee determines otherwise, the form of distribution of an Account Value pursuant to a Payment Election may be in the form of a single lump sum payment or in up to five annual installments.

        "Performance Options" means the hypothetical investment alternatives designated by the Committee from time to time among which a Participant may elect to allocate his Deferred Amount.

        "Retirement" means normal or early retirement from employment with the Company in accordance with the terms of the applicable pension plan document and the retirement policies of the Company employing the Participant.

        "Service Period" means a calendar year or such other period as the Committee may specify from time to time. The first Service Period shall be calendar year 2002.

        "Subsidiary" means any corporation in which Bunge Limited beneficially owns, directly or indirectly, 50% or more of the securities entitled to vote in the election of directors of the corporation.

        "Termination Date" means the earlier of a Participant's Retirement or termination of employment for any reason other than Retirement, including, without limitation, a termination of employment with or without cause or resulting from a Participant's death or disability.

3.    Deferral Elections

          (a)   Eligibility.    Each Employee shall qualify as an Eligible Employee for a Service Period if his annualized base salary for the preceding calendar year is equal to an amount that is not less than the Eligibility Limit or if the Participant's annualized base salary for the current Service Period is reasonably likely, in the judgment of the Committee, to be equal to an amount that is not less than the Eligibility Limit. Notwithstanding the foregoing provisions, the Committee may exclude or not select an Eligible Employee as a Participant if the Committee determines that excluding such individual from participation in the Plan may be in the best interests of the Company or necessary or advisable to comply with the requirements of applicable law. Any dispute as to whether an Employee qualifies as an Eligible Employee shall be resolved by the Committee.

          (b)   Deferral Elections.    Each Participant shall be offered the opportunity to make a Deferral Election as specified in this Section 3(b). A Participant shall make a Deferral Election for a Service Period by completing, signing and submitting, during a period specified by the Committee ending on the Election Date, a Deferral Election in the form approved from time to time by the Committee. The Committee may require a Participant, as a condition to submitting a Deferral Election, to make such representations and warranties, and to agree to such undertakings and conditions, as the Committee shall determine.

          (c)   Determination of Minimum Deferral and Applicable Maximum.    The Minimum Deferral and Applicable Maximum for each Service Period shall be established by the Committee, and either or both may be increased or decreased from one Service Period to another. The Committee may specify a separate Minimum Deferral and Applicable Maximum applicable to a Participant's base salary and annual cash bonus. The Minimum Deferral and Applicable Maximum applicable to any given Participant need not be the same as those applicable to other Participants.

          (d)   Timing of Deferrals.    Unless the Committee determines otherwise, the portion of the Deferred Amount that represents a Participant's base salary shall be deferred in equal installments during the payroll periods applicable to the Service Period. Unless the Committee determines otherwise, the portion of the Deferred Amount that represents a Participant's annual cash bonus shall be deferred at the time the bonus would have otherwise been paid but for a Deferral Election.

4.    Accounts

          (a)   Credits.    The Deferred Amount elected pursuant to a Deferral Election shall be credited to the Account maintained in a Participant's name. The Deferred Amounts shall be credited to a Participant's Account as soon as practicable after the date on which the corresponding Compensation would otherwise have been paid to the Participant but for a Deferral Election. In addition to crediting the Account with the Deferred Amount, the Account shall periodically be credited (or debited) with a return on such amount, as provided in Section 6.

          (b)   Debiting for Distributions.    A Participant's Account shall be debited with any amount distributed to a Participant or his Beneficiary.

          (c)   No Withdrawals or Loans.    Except as provided in this Section 4(c), a Participant shall have no rights under the Plan to make withdrawals from an Account for any reason; provided, however, that, in the event a Participant experiences a substantial economic hardship, the Committee may permit the Participant to withdraw Deferred Amounts that have been deferred for a period of at least thirty-six months in an amount sufficient to alleviate the economic hardship. In no event shall a Participant be entitled to receive loans from the Company based upon such Participant's Account Value.

5.    Vesting

        Participants shall be fully vested in their Deferred Amounts, as such amounts are adjusted from time to time in accordance with the terms of the Plan.

6.    Return on Deferred Amounts

          (a)   Election of Investment Options.    For purposes only of determining an Account Value, a Participant shall have the right to designate the manner in which his Account shall be deemed allocated among one or more Performance Options specified from time to time by the Committee. Any minimum and maximum allocation to any single Performance Option shall be specified from time to time by the Committee. The Company shall have no obligation to invest the Deferred Amounts in investment vehicles corresponding to the Performance Options selected by a Participant or in any other investment alternative. A Participant may change his earlier elected Performance Options applicable to his Account Value subject to the terms and restrictions established by the Committee from time to time, including, without limitation, terms relating to the date on which the change of Performance Options shall become effective.

          (b)   Determination of Account Value.    The Company shall maintain (or cause to be maintained) such records as shall permit it to determine the Account Value of each Account. The Company shall provide each Participant with a statement reflecting the Participant's Account Value as of the end of each calendar year or at such other intervals as may be specified by the Committee. Calculation of an Account Value as provided in this Section 6(b) shall be for informational purposes only, and shall not confer on a Participant any right to receive the amount reflected as an Account Value as of any given date. A Participant's rights to receive distributions in respect of his Account Value shall be determined in accordance with Section 7.

          (c)   Company's Right to Change Performance Options.    The Company may from time to time change the Performance Options available under the Plan, and nothing in the Plan shall be construed to confer on any Participant the right to continue to have any particular Performance Option available for purposes of measuring his Account Value.

          (d)   Committee Determinations to Control.    All determinations of the amount to be credited to an Account with respect to the Performance Options selected by a Participant shall be made by the Committee, whose determination shall be final and binding on all parties.

7.    Payment

          (a)   Payment in Cash.    All payments to Participants or their Beneficiary under the Plan shall be in cash in U.S. dollars. No Participant shall have a right to any other form of payment.

          (b)   Election of Timing of Payout.    Each Participant shall receive a distribution of his Deferred Amount within a reasonable period specified by the Committee following the last day of the Deferral Period in accordance with the Participant's Payment Elections applicable to the Deferred Amounts credited to the Account. Notwithstanding the Payment Election made by a Participant, the Committee may distribute to a Participant whose employment is terminated for any reason other than as a result of Retirement the entire Account Value of the Participant in a cash lump sum as soon as practicable following the Termination Date or at any time prior to payment of the last annual installment due to the Participant.

          (c)   Death.    In the event of a Participant's death (occurring on or after the Termination Date) prior to payment of his entire Account Value, the entire Account Value of the Participant shall be distributed to the Participant's Beneficiary in a cash lump sum as soon as practicable following the Participant's death.

          (d)   Default Payout Procedure.    In the event a Participant does not make a Payment Election with respect to a Deferred Amount, the Participant (or the Participant's Beneficiary, as the case may be) shall be paid his entire Account Value within sixty days of the Participant's Termination Date in a lump sum cash amount.

          (e)   Amending Payment Elections.    The Committee may permit a Participant to amend his Payment Election in accordance with such procedures as the Committee may establish from time to time.

          (f)    Additional Deferral.    A Participant may elect to extend the original Deferral Period specified in a Deferral Election. Any additional extensions to a Deferral Period applicable to the same Deferral Election may be made only with the Committee's consent. A Participant's election to extend a Deferral Period shall be made no later than one year prior to the last day of the then-current Deferral Period or within a shorter period upon approval of the Committee. Upon the making of such an election to extend, the "Deferral Period" shall mean the original Deferral Period as so extended.

          (g)   Early Payment.    Notwithstanding anything to the contrary in the Plan or a Participant's Deferral Election, the Committee shall at all times have the right to accelerate payment of any Participant's Account Value. In the event that the Committee makes such election, the Account Value shall be paid on such date or dates as shall be specified by the Committee.

          (h)   Valuation.    A distribution to a Participant shall be based on the Account Value of the Participant's Account determined as of the valuation date specified by the Committee, which valuation date shall be on or prior to the distribution date. In determining the amount of an installment payment, the Account Value (as determined in accordance with the previous sentence) shall be divided by the number of remaining installments (including the installment with respect to which the payment is being calculated).

8.    Grantor Trust

        The Company may establish one or more grantor trusts to fund its obligations to the Participants under the Plan in accordance with the terms of this Section 8. Any such grantor trusts established by the Company shall meet the requirements of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code.

9.    Change in Control

        At least thirty days prior to a Change in Control, or on such date less than thirty days prior to the date of the Change in Control as the Committee shall specify, a Participant shall elect to (i) receive an immediate distribution of his entire Account Value in the form of a lump sum cash payment or (ii) continue to have his Account Value credited under the Plan after the Change in Control. If the Participant elects to continue to participate in the Plan, the Company shall establish a trust in the manner contemplated by Section 8 hereof and fund such trust with an amount equal to the difference between (A) an amount that is equal to a Participant's Account Value as of the date of the Change in Control and (B) the value of any trust assets allocable to the Participant as of the date of the Change in Control. Prior to the time that a Participant is required to make an election pursuant to the foregoing sentence, the Company shall furnish each Participant with information relating to the Performance Options that shall be available under the Plan following the Change in Control. Unless circumstances preclude the continuation of such Performance Options, no change shall be made to the Performance Options made available pursuant to this Section 9 following a Change in Control until such time that each Participant who elected to maintain his Account in a trust pursuant to Section 9(ii) has received distribution of his Account Value. At the time of a Change in Control, no further Deferred Amounts shall be contributed to an Account unless a Participant shall affirmatively request in writing the continuation of Deferred Amounts to his Account. This Section 9 shall supersede any other provision in the Plan to the extent such other provision conflicts with this Section 9, including, without limitation, Sections 7, 11 and 12 hereof.

10.    Administration

        The Plan shall be administered and operated by the Committee (or such person or group of persons to which such duties are delegated by the Committee), which shall be responsible for the interpretation of the Plan and the establishment of the rules and regulations governing the administration thereof. The Committee, in its sole and absolute discretion, shall have full power and authority to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to make eligibility determinations; to determine whether Deferral Elections shall be permitted for each year; to determine the terms and provisions of the Deferral Election forms; to make determinations with respect to federal, state and local income tax withholding; to make determinations with respect to an Account Value or of the return to be attributed to any Performance Option; and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations, decisions, interpretations and actions of the Committee shall be final, binding and conclusive on all persons for all purposes, including the Company, the Participants (and any person claiming any rights under the Plan from or through a Participant). No member of the Committee shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation, construction, or administration of the Plan. The Company shall indemnify and hold harmless the members of the Committee and the Company's officers, employees and directors against all expenses and liabilities arising out of any action taken or omitted in good faith in administering the Plan.

11.    Amendment and Termination

        The Chief Executive Officer of Bunge Limited may amend or terminate the Plan at any time, and upon such termination, no further Deferred Amounts shall be made. No amendment or termination of the Plan shall adversely affect the rights of a Participant in any Account that has been established prior to such amendment or termination absent the written consent of the affected Participants, except that, following a termination of the Plan, the Chief Executive Officer of Bunge Limited may provide for either (i) the immediate payment of all Account Values or (ii) the elimination of all Performance Options and the crediting of notional interest on Deferred Amounts from and after the termination at a date specified by the Chief Executive Officer of Bunge Limited.

12.    Unfunded Plan

        The deferred compensation arrangement provided for herein is intended to be "unfunded" for purposes of U.S. federal income tax, and the Accounts shall represent at all times unfunded and unsecured contractual obligations of the Company. Participants and their Beneficiary shall be unsecured creditors of the Company with respect to all obligations owed to any of them under the Plan. Amounts payable under the Plan shall be satisfied solely out of the general assets of the Company subject to the claims of its creditors, and Participants and their Beneficiary shall not have any interest in any fund or in any specific asset of the Company of any kind by reason of any amount credited to Participants hereunder, nor shall the Participants or any of their Beneficiary or any other person have any right to receive any distribution under the Plan except as, and to the extent, expressly provided herein. No provision in the Plan shall create or be construed to create any claim, right or cause of action against the Company, or against any of its employees, officers, directors, agents, shareholders, members, partners or affiliates arising from any diminution in value of any Performance Option.

13.    General Terms

          (a)   No Right to Continued Employment or Participation.    The Plan shall not be deemed to create or confer on any individual any right to be retained in the employment of the Company, nor to create or confer on any individual the right to make a Deferral Election with respect to any future Service Period. The terms and conditions of a Participant's employment with the Company shall be governed by arrangements between the Participant and the Participant's employer entered into independently of the Plan.

          (b)   No Obligation to Continue the Plan for Future Service Periods.    The Company shall not be under any obligation to continue the arrangements provided for herein with respect to any future Service Period.

          (c)   Right of Offset.    Notwithstanding any provisions of the Plan to the contrary, the Company may offset any amounts to be paid to a Participant (or, in the event of the Participant's death, to his Beneficiary) under the Plan against any amounts which such Participant may owe to the Company.

          (d)   Taxes and Withholding.    As a condition to any payment or distribution pursuant to the Plan, the Company may require a Participant to pay such sum to the Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the Participant hereunder. The Company may deduct or withhold such sum from any payment or distribution to the Participant.

          (e)   Headings.    The section headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. If a provision of the Plan is held to be not valid or enforceable, that fact shall in no way affect the validity or enforceability of any other provision hereof. Use of one gender includes the other, and the singular and plural include each other, except where the context clearly requires otherwise.

          (f)    Notices.    Notices may be delivered to a Participant at the offices of the Company at which the Participant is principally employed. Any Participant who ceases to be an Employee shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of payments. Any notice required or permitted to be given to such a Participant shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

          (g)   No Assignment; Binding Effect.    A Participant's rights under the Plan (including, without limitation, the right to receive payments as provided herein) may not be assigned. The provisions of the Plan shall be binding on each Participant, such Participant's Beneficiary and the Company and its successors and assigns, including, without limitation, any successor in connection with a Change in Control.

          (h)   Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements executed and performed entirely therein, and without regard to the choice of law provisions thereof.

          (i)    Delegation.    By adoption of the Plan, the Company hereby delegates to the Chief Executive Officer of Bunge Limited the full and complete authority to amend or terminate the Plan at any time on behalf of the Company. In addition, by adoption of the Plan, the Company hereby delegates to the Committee the full and complete authority to administer the Plan on behalf of the Company in accordance with the terms hereof.

14.    Effective Date

        The Plan shall be effective as of January 1, 2002.

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BUNGE GLOBAL MARKETS DEFERRED COMPENSATION PLAN FOR CERTAIN EMPLOYEES